As filed with the Securities and Exchange Commission on May 3, 2018
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HC2 HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)		54-1708481 (I.R.S. Employer Identification No.)
450 Park Avenue, 30th Floor New York, NY (Address of Principal Executive Offices) 10022 (Zip Code)

HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan (Full Title of Plan)

Joseph Ferraro, Esquire Chief Legal Officer and Corporate Secretary 450 Park Avenue, 30th Floor New York, New York 10022 (212) 235-2690

Copies to: Benjamin H. Asch, Esquire Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 (212) 858-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company	☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock par value $0.001, to be issued under the HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan	3,500,000 shares	$5.09	$17,815,000	$2,218

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan including stock splits, stock dividends, recapitalizations or similar transactions effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the New York Stock Exchange on May 1, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) has been filed for the purpose of registering an additional 3,500,000 shares of common stock, par value $0.001 per share, of HC2 Holdings, Inc. (the “Registrant” or the “Company”) that may be offered or sold to the participants of the HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan (as amended, the “Plan”). The Plan is subject to shareholder approval at the Registrant's 2018 annual meeting of stockholders. The additional shares are in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on June 19, 2017 (Reg. No. 333-218835) and September 12, 2014 (Reg. No. 333-198727) (the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)    the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 14, 2018, as amended on Form 10-K/A filed with the SEC on April 2, 2018;

(b)    the Company’s Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A, filed with the SEC on September 8, 2015, December 19, 2017, February 6, 2018, February 7, 2018, March 14, 2018 (with respect to the report filed pursuant to Items 9.01), March 15, 2018 (with respect to the report filed pursuant to Item 9.01), and May 3, 2018 (with respect to the reports filed pursuant to Items 1.01 and 9.01); and

(c)    the description of the Company’s common and preferred stock contained in the Company’s Registration Statement on Form 8-A, dated and filed with the SEC on May 11, 2017, and any amendment or report filed with the SEC for the purpose of updating the description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.
Not applicable.
Item 5.         Interests of Named Experts and Counsel.
Not applicable.

Item 6.         Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.
Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Registrant maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act.
Article Sixth of Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Section 5 of Article V of the Third Amended and Restated By-laws, as amended (the “By-laws”), of Registrant provide that, to the fullest extent permitted under the Delaware General Corporation Law, its directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. In addition, Article Seventh of the Charter and Section 1 and Section 4, respectively, of Article V of the By-laws, provide that Registrant shall indemnify and hold harmless and advance expenses, including attorneys’ fees, to the fullest extent permitted by Delaware law to its directors and officers who are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.
In addition, Registrant has entered into indemnification agreements with its officers and directors, including its Chairman and Chief Executive Officer. These agreements require Registrant to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Registrant.

The foregoing summaries are subject to the complete text of the Delaware General Corporation Law, Registrant’s Charter and By-laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.         Exemption from Registration Claimed.
Not applicable.
Item 8.         Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1*	Second Amended and Restated Certificate of Incorporation of HC2 Holdings, Inc. (“HC2”) (incorporated by reference to Exhibit 3.1 to HC2’s Form 8-A, filed on June 20, 2011) (File No. 001-35210).

4.2*	Certificate of Ownership of HC2 (incorporated by reference to Exhibit 3.1 to HC2’s Current Report on Form 8-K, filed on October 18, 2013) (File No. 001-35210).

4.3*	Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.1 to HC2’s Current Report on Form 8-K, filed on April 11, 2014) (File No. 001-35210).

4.4*
Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of HC2 (incorporated by reference to Exhibit 3.1 to HC2's Current Report on Form 8-K, filed on June 18, 2014) (File No. 001-35210).

4.5*
Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 (incorporated by reference to Exhibit 4.2 to HC2’s Current Report on Form 8-K, filed on January 9, 2015) (File No. 001-35210).

4.6*
Certificate of Amendment to the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of HC2 (incorporated by reference to Exhibit 4.3 to HC2’s Current Report on Form 8-K, filed on January 9, 2015) (File No. 001-35210).

4.7*
Certificate of Designation of Series A-2 Convertible Participating Preferred Stock of HC2 (incorporated by reference to Exhibit 4.1 to HC2’s Current Report on Form 8-K, filed on January 9, 2015) (File No. 001-35210).

4.8*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 filed on January 5, 2015 (incorporated by reference to Exhibit 4.1 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.9*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 filed on September 22, 2014 (incorporated by reference to Exhibit 4.2 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.10*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 filed on May 29, 2014 (incorporated by reference to Exhibit 4.3 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.11*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of HC2 filed on January 5, 2015 (incorporated by reference to Exhibit 4.4 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.12*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of HC2 filed on September 22, 2014 (incorporated by reference to Exhibit 4.5 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.13*
Certificate of Correction of the Certificate of Amendment to the Certificate of Designation of Series A-2 Convertible Participating Preferred Stock of HC2 filed on January 5, 2015 (incorporated by reference to Exhibit 4.6 to HC2’s Quarterly Report on Form 10-Q, filed on August 10, 2015) (File No. 001-35210).

4.14*
Amended and Restated Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of HC2 Holdings, Inc. (incorporated by reference to Exhibit 10.1 to HC2’s Quarterly Report on Form 10-Q, filed on August 9, 2016) (File No. 001-35210).

4.15*	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to HC2's Form 8-A, filed on June 20, 2011) (File No. 001-35210).

4.16*	Third Amended and Restated By-laws of HC2 (incorporated by reference to Exhibit 3.1 to HC2’s Current Report on Form 8-K, filed on June 14, 2017) (File No. 001-35210).

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1**	Consent of BDO USA, LLP, independent registered public accounting firm.

23.2**	Consent of KPMG Huazhen LLP, independent auditor, regarding Huawei Marine Systems Co., Limited and its subsidiary.

23.3**	Consent of Ernst & Young Accountants LLP as independent auditor of Furrow.

23.4**	Consent of Ernst & Young LLP, independent auditor, regarding United Teacher Associates Insurance Company.

23.5**	Consent of Ernst & Young LLP, independent auditor, regarding Continental General Insurance Company.

23.6**	Consent of PricewaterhouseCoopers LLP as independent auditor of KMG.

23.7**	Consent of Pillsbury Winthrop Shaw Pittman LLP (contained in Exhibit 5.1 hereto).

24.1**	Powers of Attorney (included on the signature page hereof).

99.1*
HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan (incorporated by reference to Exhibit A to HC2's Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018) (File No. 001-35210).

*                                         Incorporated by reference as indicated.
**    Filed herewith.

Item 9.         Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 3, 2018.

HC2 HOLDINGS, INC.
By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     Each person whose signature appears below appoints Philip A. Falcone and Michael J. Sena, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Philip A. Falcone	Chairman, President and Chief Executive Officer	May 3, 2018
Philip A. Falcone

/s/ Michael J. Sena	Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2018
Michael J. Sena

/s/ Wayne Barr, Jr.	Director	May 3, 2018
Wayne Barr, Jr.

/s/ Lee Hillman	Director	May 3, 2018
Lee Hillman

/s/ Robert V. Leffler, Jr.	Director	May 3, 2018
Robert V. Leffler, Jr.

/s/ Warren H. Gfeller	Director	May 3, 2018
Warren H. Gfeller